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                                                                  EXHIBIT 99(a)

[LOGO] POPULAR, INC.

For additional information contact:
Mr. Jorge A. Junquera
Senior Executive Vice President
Telephone (787) 754-1685
Or visit our web site at http://www.popularinc.com


April 10, 2000                                                     News Release

          POPULAR, INC. EARNINGS FOR THE QUARTER ENDED MARCH 31, 2000


         Popular, Inc.'s (the Corporation) net income for the first quarter of 2000 amounted to $64.2 million or $0.46 earnings per common share (EPS) compared with $63.7 million or $0.45 per common share reported for the same quarter of 1999. Net earnings for the last quarter of 1999 were $65.7 million or $0.47 per share.

         The Corporation's return on assets (ROA) and return on common equity
(ROE) for the first quarter of 2000 were 1.01% and 14.57%, respectively, compared with 1.14% and 16.03% for the same period in 1999. For the last quarter of 1999, these ratios were 1.05% and 15.06%.

         The Corporation's net income for the first quarter of 2000, when compared with the same period a year ago, reflected higher net interest income and other revenues by $6.0 million and $28.7 million, respectively. Operating expenses rose $24.6 million while the provision for loan losses increased $14.2 million.

         Net interest income, the principal source of earnings of the Corporation, grew to $242.2 million, primarily as a result of an increase of $1.8 billion in the average volume of loans and $673 million in average investments and trading securities when compared with the quarter ended March 31, 1999. The average balance of the commercial, mortgage and credit card portfolios rose $825 million, $786 million and $202 million, respectively. The increase in the volume of earning assets was funded mainly through a higher average volume of borrowings. The average balance of borrowings and deposits rose $2.0 billion and $569 million, respectively, from the average balance during the first quarter of 1999. The net interest yield for the quarter ended March 31, 2000, was


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2 - POPULAR, INC. 2000 FIRST QUARTER RESULTS

4.08% compared with 4.45% for the first quarter of 1999. The reduction in the net interest yield resulted from an increase of 50 basis points in the average cost of interest bearing liabilities, mostly as a result of a higher interest rate scenario and the higher proportion of short-term borrowings, partially offset by an increase of 12 basis points in the average yield on earning assets, mainly in the loan portfolio. For the last quarter of 1999 the net interest yield was 4.16%.

         The increase in the provision for loan losses resulted from a rise in the Corporation's loan portfolio, increases in non-performing assets and net charge-offs. This increase was considered necessary to maintain the adequacy of the allowance for loan losses and to provide for a limited number of commercial loans whose credit quality deteriorated significantly during the quarter. Net charge-offs for the quarter ended March 31, 2000, were $48.6 million or 1.29% of average loans compared with $25.9 million or 0.78% for the first quarter of 1999, and $36.1 million or 0.99% for the fourth quarter of 1999. The increase experienced since March 31, 1999 was principally in the consumer and lease financing portfolios, and is mostly related to higher delinquency levels in both the U.S. and Puerto Rico. Commercial loans net charge-offs also increased.

         Total non-interest income, excluding securities and trading transactions, grew $14.7 million or 17.0%, from $86.9 million for the first quarter of 1999 to $101.6 million for the same period in 2000. This growth was fueled by increases of $9.5 million in other service fees, $3.3 million in other operating income and $2.0 million in service charges on deposit accounts. The increase in other service fees is mostly attributed to processing fees generated by GM Group, acquired in July 1999, and to higher credit card fees as a result of the growth of the credit card business. Also, contributing to the growth were higher check cashing fees, basically driven by the expansion of the Corporation's retail financial subsidiary in the United States. In addition, external payment fees reflected growth mainly due to higher transaction volume and revisions to fee rates. The increase in other income mostly resulted from fees generated by the Corporation's investment in Telecomunicaciones de Puerto Rico, Inc. and other revenues derived by GM Group. Service charges on deposit accounts increased due to a higher activity on commercial and retail accounts and a higher volume of deposits.

         Gain on sale of securities for the quarter ended March 31, 2000 amounted to $13.3 million compared with $0.5 million for the same period in 1999. During this quarter, the Corporation exercised its conversion right and exchanged its investment in preferred stock of a financial


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3 - POPULAR, INC. 2000 FIRST QUARTER RESULTS

corporation in Puerto Pico for common stock of the same entity, resulting in a $13.4 million gain. Also, during the first three months of 2000, the Corporation realized gains on trading transactions of $0.8 million compared with losses of $0.3 million for the same quarter last year.

         Operating expenses amounted to $226.5 million for the first quarter of 2000 compared with $201.9 million for the same period in 1999, for an increase of $24.6 million or 12.2%. Personnel expenses rose $7.2 million driven by a rise of $8.4 million in salary expense, reflecting the acquisition of GM Group, annual merit increases and continued business expansion. Partially offsetting the increase in salaries was a decrease of $2.2 million in profit sharing expense at the Corporation's banking subsidiaries.

         All other operating expenses, excluding salaries and benefits, increased $17.4 million as business promotion expenses rose $3.1 million reflecting the new institutional campaign launched during the last quarter of 2000 and additional advertising efforts pertaining to the mortgage banking business in Banco Popular North America. Equipment expenses also increased $2.7 million primarily attributed to the aforementioned acquisition of GM Group and higher expenses related to the depreciation of new equipment acquired throughout 1999 as part of the Y2k plan. In addition, professional services rose $2.4 million due to consulting services needed to support the growth of the Corporation's business activity coupled with the legal and consulting expenses incurred in connection with enhancing and improving Banco Popular de Puerto Rico's anti-money laundering policies and procedures as agreed with the Federal Reserve Bank of New York on March 9, 2000. Furthermore, other operating expenses grew primarily due to higher sundry losses, traveling and miscellaneous expenses.

         Income tax expense for the quarter ended March 31, 2000 amounted to $18.8 million for a reduction of $3.6 million from the $22.4 million recognized in the same period in 1999. This reduction is due to a lower income before tax combined with higher income subject to a capital gains tax rate.

         The Corporation's total assets at March 31, 2000, amounted to $25.3 billion, compared with $23.2 billion at March 31, 1999. Total assets at December 31, 1999 were $25.5 billion. At March 31, 2000, total loans amounted to $15.2 billion compared with $13.5 billion a year ago and $14.9 billion at December 31, 1999. Commercial and mortgage loans, which accounted for the largest


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4 - POPULAR, INC. 2000 FIRST QUARTER RESULTS

increases in the portfolio, rose $873.9 million and $579.1 million, respectively, from March 31, 1999. These same portfolios rose $226.4 million and $45.8 million, respectively, when compared with December 31, 1999.

         The allowance for loan losses amounted to $293.4 million as of March 31, 2000, or 1.93% of loans, compared with $277 million or 2.06% at the same date in 1999. At December 31, 1999, the allowance for loan losses totaled $292 million or 1.96% of loans. The allowance as a percentage of non-performing assets was 81.2% at March 31, 2000, compared with 92.8% at the end of the first quarter of 1999 and 89.5% at December 31, 1999.

         Non-performing assets were $361 million or 2.38% of ending loans at March 31, 2000, compared with $299 million or 2.22% at the end of the first quarter of 1999 and $326 million or 2.19% at December 31, 1999. The increase of $35.1 million from December 31, 1999 was mostly reflected in non-performing commercial loans, which increased by $31 million from the end of 1999. This rise corresponded principally to the classification on non-accrual of a limited number of commercial loan relationships in Puerto Rico and the United States. Other increases resulted from the growth in the portfolios and the increase in delinquencies. The Corporation's policy is to place commercial loans on non-accrual status when payments of principal or interest are delinquent 60 days. The industry practice for most U.S. banks is to place commercial loans in non-accrual status when payments of principal or interests are delinquent 90 days. Lease financing, conventional mortgage and close-end consumer loans are placed on non-accrual status when payments are delinquent 90 days.

         Total deposits rose to $14.3 billion at March 31, 2000, compared with $13.6 billion at March 31, 1999. At December 31, 1999, total deposits amounted to $14.2 billion.

         Borrowed funds increased to $8.8 billion at March 31, 2000, compared with $7.4 billion at the same date a year earlier. At December 31, 1999, borrowed funds totaled $9.2 billion. Borrowed funds were used to finance loan growth and arbitrage activities.

         At March 31, 2000, stockholders' equity was $1.68 billion, compared with $1.70 billion at the same date last year. Stockholders' equity was $1.66 billion at December 31, 1999. The allowance for unrealized losses on securities available for sale amounted to $160.6 million as of March 31, 2000 compared with an unrealized gain of $27.3 million as of March 31, 1999.


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5 - POPULAR, INC. 2000 FIRST QUARTER RESULTS

         The market value of the Corporation's common stock at March 31, 2000, was $22.19 per share, compared with $30.88 at March 31, 1999, and $27.94 at December 31, 1999. The Corporation's market capitalization at March 31, 2000 was $3.0 billion, compared with $4.2 billion at March 31, 1999, and $3.8 billion at December 31, 1999. At March 31, 2000, the Corporation's common stock had a book value per share of $11.66.

         The Corporation's common and preferred stocks are traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the symbols BPOP and BPOPP, respectively.


                                     * * *

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POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)


                                                                QUARTER ENDED
                                                                   MARCH 31                 FIRST
                                                      ----------------------------------   QUARTER   ---------------
                                                                                          2000-1999       FOURTH
                                                                                           PERCENT       QUARTER
                                                          2000           1999              VARIANCE        1999
                                                      --------------------------------------------------------------

SUMMARY OF OPERATIONS

Interest income ..................................    $    505,801   $    444,195           13.87%      $    485,542
Interest expense .................................         263,561        207,956           26.74            245,686
                                                      --------------------------------------------------------------

Net interest income ..............................         242,240        236,239            2.54            239,856
Provision for loan losses ........................          50,013         35,771           39.81             39,466
                                                      --------------------------------------------------------------

Net interest income after provision
  for loan losses ................................         192,227        200,468           -4.11            200,390


Other operating income ...........................         101,645         86,889           16.98            102,068
Gain (loss) on sale of securities ................          13,264            450                               (137)
Trading account profit (loss) ....................             817           (282)                               (21)
                                                      --------------------------------------------------------------


Total other income ...............................         115,726         87,057           32.93            101,910


Salaries and benefits ............................          99,092         89,716           10.45             90,638
Profit sharing ...................................           4,131          6,320          (34.64)             5,993
Amortization of intangibles ......................           8,592          7,620           12.76              8,469
Other operating expenses .........................         114,689         98,235           16.75            110,570
                                                      --------------------------------------------------------------

Total operating expenses .........................         226,504        201,891           12.19            215,670
                                                      --------------------------------------------------------------


Income before income tax and minority interest ...          81,449         85,634           -4.89             86,630
Income tax .......................................          18,756         22,402          -16.28             21,497
Net losses of minority interest ..................           1,496            432          246.30                574
                                                      --------------------------------------------------------------

Net income .......................................    $     64,189   $     63,664            0.82       $     65,707
                                                      ==============================================================

Net income applicable to common stock ............    $     62,102   $     61,577            0.85       $     63,618
                                                      ==============================================================

Earnings per common share:
Net income .......................................    $       0.46   $       0.45            2.22       $       0.47
                                                      ------------   ------------        --------       ------------


Average Common shares outstanding ................     135,749,213    135,709,287                        135,764,373
Common shares outstanding at end of period .......     135,747,610    135,709,287                        135,654,292

SELECTED AVERAGE BALANCES
Total assets .....................................    $ 25,466,481   $ 22,695,779           12.21       $ 24,733,330
Loans ............................................      15,027,521     13,201,405           13.83         14,573,443
Earning assets ...................................      23,756,508     21,257,585           11.76         23,059,778
Deposits .........................................      14,147,519     13,578,244            4.19         13,964,695
Interest-bearing liabilities .....................      20,091,089     17,622,155           14.01         19,387,914
Stockholders' equity .............................       1,815,021      1,657,898            9.48          1,775,856


SELECTED FINANCIAL DATA AT PERIOD-END
Total assets .....................................    $ 25,302,025   $ 23,174,075            9.18       $ 25,460,539
Loans ............................................      15,200,931     13,458,245           12.95         14,907,754
Earning assets ...................................      23,602,803     21,626,534            9.14         23,754,620
Deposits .........................................      14,337,861     13,576,672            5.61         14,173,715
Interest-bearing liabilities .....................      20,173,181     18,058,536           11.71         20,043,234
Stockholders' equity .............................       1,682,293      1,704,482           (1.30)         1,660,986


PERFORMANCE RATIOS
Net interest yield* ...............................          4.08%          4.45%                              4.16%
Return on assets .................................           1.01           1.14                               1.05
Return on common equity ..........................           14.57          16.03                              15.06


CREDIT QUALITY DATA
Nonperforming assets .............................    $    361,247   $    298,589           20.98       $    326,113
Net loans charged-off ............................          48,581         25,904           87.54             36,101
Allowance for loan losses ........................         293,442        277,116            5.89            292,010
Non performing assets to total assets ............            1.43%          1.29%                              1.28%
Allowance for losses to loans ....................            1.93           2.06                               1.96

  *Not on a taxable equivalent basis


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